Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-4 of our report dated February 24, 2011, relating to the consolidated financial statements of Graham Packaging Holdings Company, and of our report dated February 24, 2011 (October 19, 2011, as to Note 30), relating to the consolidated financial statements of Graham Packaging Company Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 3, 2011